Exhibit B

CONTRIBUTION AGREEMENT

CYMI PRIVATE EQUITY II, LLC

THIS CONTRIBUTION AGREEMENT for CYMI PRIVATE EQUITY II, LLC (Company) is entered into as of the 24th day of August, 2005, by and among CYMI, LTD. (CYMI), as the initial Class A, Class C and Class D Member, and Catherine M. Laden, as trustee under Agreement of Trust for Catherine M. Laden dated December 5, 2001, Timothy L. Mathile, as trustee of the Timothy L. Mathile Trust, dated February 4, 1987, Michael J. Mathile, as trustee of the Agreement of Trust for Michael J. Mathile, dated October 3, 1996, and Jennifer M. Prikkel, as trustee of the Agreement of Trust for Jennifer M. Prikkel, dated November 17, 1997, as the initial Class B Members (collectively Class B Members) of the Company. Unless otherwise specified, terms used in this contribution agreement have the same meaning as in the agreement evidencing the Company.

WHEREAS, CYMI agrees to contribute the assets shown on Exhibit A attached hereto in exchange for a 1% Class A Membership Interest, 49% Class C Membership Interest and 49% Class D Membership Interest.

WHEREAS, each Class B Member agrees to contribute cash in an amount equal to one-fourth of one percent (0.25%) of the aggregate Values of the initial contributions to the Company for a 0.25% Class B Membership Interest.

WHEREAS, the Company agrees to issue the Membership Interests described above for the contributions described above.

NOW, THEREFORE, the parties agree to the issuance of Membership Interests in exchange for the contributed assets as follows:

1. Class A, C and D Membership Interests. The Company agrees to issue to CYMI on August 26, 2005 a 1% Class A Membership Interest, 49% Class C Membership Interest and 49% Class D Membership Interest in exchange for the assets described on Exhibit A attached hereto. Such assets shall be allocated to Series I or the Liquid Series as indicated on Exhibit A.

2. Class B Membership Interests. The Company agrees to issue to the Class B Members a 1% Class B Membership Interest on August 26, 2005 in exchange for cash equal to one percent (1%) of the aggregate Values of the initial contributions to the Company, determined as of August 26, 2005. The Company shall issue the Class B Membership Interest to the Class B Members in equal shares. Each Class B Member agrees to contribute cash on or before September 20, 2005. Such cash contributions shall be allocated between Series I and the Liquid Series in proportion to the relative Values of CYMI’s contributions to Series I and the Liquid Series.

3. Valuation of Assets. The parties agree that:

(a) CYMI Direct. The Value of a Class B membership interest in CYMI Direct, LLC as of August 26, 2005 shall equal the fair market value of such interest as of September 15, 2005 as determined by independent appraisal of Ernst & Young LLP.

(b) CAD Investments. The Value of a membership interest in CAD Investments, LLC as of August 26, 2005 shall equal the fair market value of such interest as of September 15, 2005 as represented by the management of CYMI, Ltd.

(c) Community Bankshares. The Value of a share of Community Bankshares, Inc. as of August 26, 2005 shall be $35.00 per share, based on the purchase price of a share in recent arm’s length sales of shares preceding the date of this Contribution Agreement.

(d) Arel. The Value of a share of Arel Communications Software, Ltd. as of August 26, 2005 shall be its shall closing price on August 26, 2005, reduced by a blockage discount as determined by independent appraisal of Ernst & Young LLP.

4. Miscellaneous Provisions.

(a) Parties in Interest. This Contribution Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, distributees, legatees, successors and assigns, and nothing expressed or implied herein is intended or shall be construed to confer upon any other person any rights, remedies, obligations or liabilities under or by reason of this contribution agreement.

(b) Entire Transaction. This Contribution Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes all other agreements and understandings between such parties with respect to such transactions.

(c) Applicable Law. This Contribution Agreement shall be governed by the internal laws of the State of Delaware.

(d) Headings. The headings contained in this Contribution Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision hereof.

(e) Counterparts. This Contribution Agreement may be executed in multiple counterparts.

[Signature Page Follows]

The parties have signed this Contribution Agreement as of the day and year first above written.

CYMI, LTD.

By:	/s/ LES BANWART
As its:	President

/s/ CATHERINE M. LADEN
Catherine M. Laden, as trustee under Agreement of Trust for Catherine M. Laden dated December 5, 2001

/s/ TIMOTHY L. MATHILE
Timothy L. Mathile, as trustee of the Timothy L. Mathile Trust, dated February 4, 1987

/s/ MICHAEL J. MATHILE
Michael J. Mathile, as trustee of the Agreement of Trust for Michael J. Mathile, dated October 3, 1996

/s/ JENNIFER M. PRIKKEL
Jennifer M. Prikkel, as trustee of the Agreement of Trust for Jennifer M. Prikkel, dated November 17, 1997

EXHIBIT A

CONTRIBUTIONS BY CYMI, LTD.

	Asset	Series

1.	98% Class B membership interest in CYMI Direct, LLC	Series I

2.	50% membership interest in CAD Investments, LLC	Series I

3.	179,631 shares of Community Bankshares, Inc.	Series I

4.	4,377,389 shares of Arel Communications Software, Ltd.	Series I

5.	$3,000,000 Cash	Liquid Series